Exhibit 99.1

EVERTEC REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS
ANNOUNCES 2024 OUTLOOK
SAN JUAN, PUERTO RICO – February 28, 2024 – EVERTEC, Inc. (NYSE: EVTC) (“Evertec” or the “Company”) today announced results for the fourth quarter and full year ended December 31, 2023.
Fourth Quarter 2023 Highlights and Recent Highlights

•Revenue increased 20% to $194.6 million
•GAAP Net Income attributable to common shareholders was $11.5 million, or $0.17 per diluted share, a 61% decrease
•Adjusted EBITDA increased to $71.7 million
•Adjusted earnings per common share was $0.62, or a 6% decrease
•Closed the Sinqia acquisition on November 1
•The Company intends to enter into an accelerated share repurchase (ASR) agreement for $70 million
Full Year 2023 Highlights

•Revenue grew 12% to $694.7 million
•GAAP Net Income attributable to common shareholders was $79.7 million, or $1.21 per diluted share
•Adjusted EBITDA increased 6% to $292.0 million
•Adjusted earnings per common share was $2.82, or a 11% increase
•$49 million returned to shareholders through share repurchases and dividends

Mac Schuessler, President and Chief Executive Officer stated "We are pleased to deliver another year of strong results as we continue to execute in our core markets and benefit from strong organic growth. As we look to 2024 we will continue to focus on delivering great solutions to our clients that will drive growth and on integrating our most recent acquisitions as we become the true provider of Latin America Payments and Solutions.”

Fourth Quarter 2023 Results

Revenue. Total revenue for the quarter ended December 31, 2023 was $194.6 million, an increase of 20.3%, compared with $161.8 million in the prior year. The increase in revenues primarily reflects growth in our Latin America business as it benefited from the Sinqia acquisition we closed during the fourth quarter as well as from strong organic growth and the paySmart acquisition completed in the first quarter. We also benefited from strong POS transaction volumes that positively impacted our Payments Puerto Rico and Caribbean segment.
Net Income attributable to common shareholders. For the quarter ended December 31, 2023, GAAP Net Income attributable to common shareholders was $11.5 million or $0.17 per diluted share, a decrease of $17.2 million, compared with $28.7 million or $0.44 per diluted share in the prior year. Selling, general and administrative expenses increased primarily as a result of expenses incurred as part of closing and integration of Sinqia, as well as an increase in personnel costs. Cost of revenues increased mainly due to an increase in personnel costs, which includes the added headcount from the acquisitions completed throughout the year, and an increase in professional fees and cloud services. The quarter results also reflect an increase in interest expense in connection with financing the Sinqia acquisition.
Adjusted EBITDA and Adjusted EBITDA Margin. For the quarter ended December 31, 2023, Adjusted EBITDA was $71.7 million, an increase of $2.5 million compared to the prior year. The increase in adjusted EBITDA was mainly driven by the contribution from the Sinqia acquisition. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenue) decreased approximately 590 basis points to 36.8% compared with 42.7% in the prior year, partially driven by the completion of the Sinqia acquisition, which contributes at a lower margin, as well as the impact from the increased expenses discussed above.

Adjusted Net Income and Adjusted earnings per common share. For the quarter ended December 31, 2023, Adjusted Net Income was $40.8 million, a decrease of 6% compared with $43.4 million in the prior year. Adjusted earnings per common share was $0.62, a decrease of 6% compared with $0.66 in the prior year. The decrease was primarily driven by higher interest expense resulting from the increased debt raised to finance the Sinqia acquisition, higher operating depreciation and amortization, partially offset by a lower adjusted effective tax rate.

Full Year 2023 Results

Revenue. Total revenue for the year ended December 31, 2023 was $694.7 million, an increase of 12% compared with $618.4 million in the prior year, reflecting growth across LATAM Payments and Solutions, Payment Services - Puerto Rico & Caribbean, and the Merchant Acquiring segments. Latin America revenues benefited from strong organic growth throughout the year including the $6.3 million impact from our Getnet Chile contract in the third quarter and the contribution from the BBR, paySmart and Sinqia acquisitions. Puerto Rico revenues benefited from strong sales volume and transaction growth as well as the effect of pricing initiatives impacting our Merchant Acquiring segment.

Net Income attributable to common shareholders. For the year ended December 31, 2023, GAAP Net Income attributable to common shareholders was $79.7 million, or $1.21 per diluted share, a decrease compared with $239.0 million or $3.45 per diluted share in the prior year. The decrease was primarily driven by the impact in the prior year of the $135.6 million gain recognized in connection with closing the Popular Transaction and the loss on foreign currency swap of $24.1 million related to the Sinqia acquisition in 2023. Partially offsetting these negative impacts was the increase in revenues discussed above and a decrease in income tax expense as the prior year reflected the impact from the gain from the Popular transaction.
Adjusted EBITDA and Adjusted EBITDA Margin. For the year ended December 31, 2023, Adjusted EBITDA was $292.0 million, an increase of 6% compared to the prior year. The increase in Adjusted EBITDA primarily reflects the increase in revenues discussed above, partially offset by an increase in operating expenses. Adjusted EBITDA margin (Adjusted EBITDA as a percentage of total revenues) decreased 262 basis points to 42.0% compared with 44.7% in the prior year. The decrease in Adjusted EBITDA margin primarily reflects the expected impact from the Popular transaction on margin due to the sale of higher margin assets in the prior year and the effect of a full year of the Merchant Acquiring sharing agreement, as well as the effect of the Sinqia acquisition which is contributing at a lower margin.
Adjusted Net Income and Adjusted earnings per common share. For the year ended December 31, 2023, Adjusted Net Income was $185.5 million, an increase of 6% compared with $175.1 million in the prior year. The increase was driven by the higher adjusted EBITDA, partially offset by higher operating depreciation and amortization and higher interest expense. Adjusted earnings per common share were $2.82, an increase of 11% compared with $2.53 in the prior year. The increase was driven by the increase in adjusted net income and a lower share count that reflects the impact from the share repurchases and the shares received as part of the Popular Transaction.

Stock Repurchase

The Company intends to enter into an ASR agreement for $70 million of the Company’s common stock. The Company expects the ASR will become effective in the coming weeks and the final settlement of the ASR is expected to be completed in the third quarter of 2024.

During the quarter, the Company repurchased 344,715 shares of its common stock at an average price of $36.82 for a total of $12.5 million. For the full year 2023, the Company repurchased 1.0 million shares of its common stock at an average price of $35.75 per share for a total of $36.1 million. At December 31, 2023, the Company's share repurchase program had approximately $137.5 million remaining and authorized for future use. The Company may repurchase shares in the open market, through accelerated share repurchase programs, 10b5-1 plans, or in privately negotiated transactions, subject to business opportunities and other factors.

2024 Outlook

The Company's financial outlook for 2024 is as follows:

•Total consolidated revenue between $844 million and $854 million approximately 21.5% to 22.9% growth.
•Adjusted earnings per common share between $2.82 to $2.94 flat to approximately 4.3% growth as compared to $2.82 in 2023.
•Capital expenditures are anticipated to be approximately $80 million, including Sinqia.
•Effective tax rate of approximately 7% to 8%.

Earnings Conference Call and Audio Webcast

The Company will host a conference call to discuss its fourth quarter and full year 2023 financial results today at 4:30 p.m. ET. Hosting the call will be Mac Schuessler, President and Chief Executive Officer, and Joaquin Castrillo, Chief Financial Officer. The conference call can be accessed live over the phone by dialing (888) 338-7153 or for international callers by dialing (412) 317-5117. A replay will be available one hour after the end of the conference call and can be accessed by dialing (877) 344-7529 or (412) 317-0088 for international callers; the pin number is 3065281. The replay will be available through Wednesday, March 6, 2024. The call will be webcast live from the Company’s website at www.evertecinc.com under the Investor Relations section or directly at http://ir.evertecinc.com. A supplemental slide presentation that accompanies this call and webcast can be found on the investor relations website at ir.evertecinc.com and will remain available after the call.

About EVERTEC

EVERTEC, Inc. (NYSE: EVTC) is a leading full-service transaction processing business in Puerto Rico, the Caribbean and Latin America, providing a broad range of merchant acquiring, payment services and business process management services. Evertec owns and operates the ATH® network, one of the leading personal identification number (“PIN”) debit networks in Latin America. In addition, the Company processes over six billion transactions annually and manages a system of electronic payment networks in Puerto Rico and Latin America and offers a comprehensive suite of services for core banking, cash processing, and fulfillment in Puerto Rico. Additionally, the Company offers technology outsourcing and payment transactions fraud monitoring to all the regions it serves. Based in Puerto Rico, the Company operates in 26 Latin American countries and serves a diversified customer base of leading financial institutions, merchants, corporations and government agencies with “mission-critical” technology solutions. For more information, visit www.evertecinc.com.

Use of Non-GAAP Financial Information

The non-GAAP measures referenced in this earnings release are supplemental measures of the Company’s performance and are not required by, or presented in accordance with, accounting principles generally accepted in the United States of America (“GAAP”). They are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to total revenue, net income or any other performance measures derived in accordance with GAAP or as alternatives to cash flows from operating activities, as indicators of operating performance or as measures of the Company’s liquidity. In addition to GAAP measures, management uses these non-GAAP measures to focus on the factors the Company believes are pertinent to the daily management of the Company’s operations and believes that they are also frequently used by analysts, investors and other stakeholders to evaluate companies in our industry. These measures have certain limitations in that they do not include the impact of certain expenses that are reflected in our condensed consolidated statements of operations that are necessary to run our business. Other companies, including other companies in our industry, may not use these measures or may calculate these measures differently than as presented herein, limiting their usefulness as comparative measures.

Reconciliations of the non-GAAP measures to the most directly comparable GAAP measure are included at the end of this earnings release. These non-GAAP measures include EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, each as defined below. Effective for the quarter ended March 31, 2023, the Company modified the manner in which it calculates Adjusted EBITDA, Adjusted Net Income and Adjusted earnings per common share to exclude the impact of unrealized gains and losses from foreign currency remeasurement for assets and liabilities denominated in non-functional currencies. These non-cash unrealized gains and losses are non-operational in nature and we believe that excluding these better presents the overall financial performance of our core business, and helps facilitate comparison with industry peers. The Company has recast prior periods to conform with the modified definition of Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash items and unusual expenses such as: share-based compensation, restructuring related expenses, fees and expenses from corporate transactions such as M&A activity and financing, equity investment income net of dividends received, and the impact from unrealized gains and losses on foreign currency remeasurement for assets and liabilities in non-functional currency. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, Adjusted EBITDA, as it relates to the Company's segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission's Regulation G and Item 10(e) of Regulation S-K. The Company's presentation of Adjusted EBITDA is substantially consistent with the equivalent measurements that are contained in the secured credit facilities in testing EVERTEC Group’s compliance with covenants therein such as the secured leverage ratio.

Adjusted Net Income is defined as Adjusted EBITDA less: operating depreciation and amortization expense, defined as GAAP Depreciation and amortization less amortization of intangibles related to acquisitions such as customer relationships, trademarks; cash interest expense defined as GAAP interest expense, less GAAP interest income adjusted to exclude non-cash amortization of debt issue costs, premium and accretion of discount; income tax expense which is calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for uncertain tax position releases, tax true-ups, windfall from share-based compensation, unrealized gains and losses from foreign currency remeasurement, among others; and non-controlling interests, net of amortization for intangibles created as part of the purchase.

Adjusted Earnings per common share is defined as Adjusted Net Income divided by diluted shares outstanding.

The Company uses Adjusted Net Income to measure the Company's overall profitability because the Company believes it better reflects the comparable operating performance by excluding the impact of the non-cash amortization and depreciation that was created as a result of merger and acquisition activity. In addition, in evaluating EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Earnings per common share, you should be aware that in the future the Company may incur expenses such as those excluded in calculating them.

Forward-Looking Statements

Certain statements in this earnings release constitute “forward-looking statements” within the meaning of, and subject to the protection of, the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical facts, including, without limitation, statements regarding our ability to meet our guidance expectations for revenue, earnings per share, Adjusted earnings per common share, capital expenditures and effective tax rate, including for fiscal year 2023, are forward looking statements. Words such as “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” and “plans” and similar expressions of future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our reliance on our relationship with Popular, Inc. (“Popular”) for a significant portion of our revenues pursuant to our second amended and restated Master Services Agreement (“MSA”) with them, and as it may impact our ability to grow our business; our ability to renew our client contracts on terms favorable to us, including but not limited to the current term and any extension of the MSA with Popular; our dependence on our processing systems, technology infrastructure, security systems and fraudulent payment detection systems, as well as on our personnel and certain third parties with whom we do business, and the risks to our business if our systems are hacked or otherwise compromised; our ability to develop, install and adopt new software, technology and computing systems; a decreased client base due to consolidations and/or failures in the financial services industry; the credit risk of our merchant clients, for which we may also be liable; the continuing market position of the ATH network; a reduction in consumer confidence, whether as a result of a global economic downturn or otherwise, which leads to a decrease in consumer spending; our dependence on credit card associations, including any adverse changes in credit card association or network rules or fees; changes in the regulatory environment and changes in macroeconomic, market, international, legal, tax, political, or administrative conditions, including inflation or the risk of recession; the geographical concentration of our business in Puerto Rico, including our business with the government of Puerto Rico and its instrumentalities, which are facing severe political and fiscal challenges; additional adverse changes in the general economic conditions in Puerto Rico, whether as a result of the government’s debt crisis or otherwise, including the continued migration of Puerto Ricans to the U.S. mainland, which could negatively affect our customer base, general consumer spending, our cost of operations and our ability to hire and retain qualified employees; operating an international business in Latin America and the Caribbean, in jurisdictions with potential political and economic instability; the impact of foreign exchange rates on operations; our ability to protect our intellectual property rights against infringement and to defend ourselves against claims of infringement brought by third parties; our ability to comply with U.S. federal, state, local and foreign regulatory requirements; evolving industry standards and adverse changes in global economic, political and other conditions; our level of indebtedness and the impact of rising interest rates, restrictions contained in our debt agreements, including the secured credit facilities, as well as debt that could be incurred in the future; our ability to prevent a cybersecurity attack or breach to our information security; the possibility that we could lose our preferential tax rate in Puerto Rico; our inability to integrate Sinqia successfully into the Company or to achieve expected accretion to our earnings per common share; any loss of personnel or customers in connection with the Transaction; any cost and other terms of new debt financing incurred in connection with the Transaction; and any possibility of future catastrophic hurricanes, earthquakes and other potential natural disasters affecting our main markets in Latin America and the Caribbean; and the other factors set forth under "Part 1, Item 1A. Risk Factors," in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Securities and Exchange Commission (the "SEC") on or about February 29, 2024, as any such factors may be updated from time to time in the Company’s filings with the SEC. The Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless it is required to do so by law.

Investor Contact
Beatriz Brown-Sáenz
(787) 773-5442
IR@evertecinc.com

EVERTEC, Inc.
Schedule 1: Unaudited Consolidated Statements of Income and Comprehensive Income

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2023	2022	2023	2022
Revenues	$194,621	$161,787	$694,709	$618,409

Operating costs and expenses
Cost of revenues, exclusive of depreciation and amortization shown below	98,607	77,377	336,756	292,621
Selling, general and administrative expenses	44,338	23,334	128,172	89,770
Depreciation and amortization	29,941	20,186	93,621	78,618
Total operating costs and expenses	172,886	120,897	558,549	461,009
Income from operations	21,735	40,890	136,160	157,400
Non-operating income (expenses)
Interest income	3,350	842	8,512	3,121
Interest expense	(15,329)	(6,530)	(32,321)	(24,772)
Gain on sale of a business	—	—	—	135,642
(Loss) on foreign currency remeasurement	(939)	(787)	(8,276)	(7,645)
Gain (loss) on foreign currency swap	5,160	—	(24,065)	—
Earnings from equity method investment	1,148	848	4,976	2,968
Other (expenses) income	(2,387)	(483)	367	1,138
Total non-operating (expenses) income	(8,997)	(6,110)	(50,807)	110,452
Income before income taxes	12,738	34,780	85,353	267,852
Income tax expense	931	6,072	5,477	28,983
Net income	11,807	28,708	79,876	238,869
Less: Net income (loss) attributable to non-controlling interest	328	—	154	(140)
Net income attributable to EVERTEC, Inc.’s common stockholders	11,479	28,708	79,722	239,009
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	28,902	12,700	38,328	12,490
(Loss) gain on cash flow hedges	(7,357)	391	(3,618)	19,215
Unrealized gain (loss) on change in fair value of debt securities available-for-sale	16	9	(15)	(68)
Total comprehensive income attributable to EVERTEC, Inc.’s common stockholders	$33,040	$41,808	$114,417	$270,646
Net income per common share:
Basic	$0.18	$0.44	$1.23	$3.48
Diluted	$0.17	$0.44	$1.21	$3.45
Shares used in computing net income per common share:
Basic	65,067,316	65,133,639	64,932,114	68,701,434
Diluted	66,273,215	65,824,242	65,814,317	69,312,717

EVERTEC, Inc.
Schedule 2: Unaudited Consolidated Balance Sheets

(Dollar amounts in thousands, except share data)	December 31, 2023	December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$295,600	$185,274
Restricted cash	23,073	18,428
Accounts receivable, net	126,510	111,493
Settlement assets	51,467	31,542
Prepaid expenses and other assets	64,704	42,392
Total current assets	561,354	389,129
Debt securities available-for-sale, at fair value	2,095	2,203
Equity securities, at fair value	9,413	—
Investment in equity investee	21,145	14,661
Property and equipment, net	62,453	56,387
Operating lease right-of-use asset	14,796	15,918
Goodwill	791,700	423,392
Other intangible assets, net	518,070	200,320
Deferred tax asset	47,847	5,701
Derivative asset	4,385	7,440
Net investment in leases	—	14
Other long-term assets	27,005	16,578
Total assets	$2,060,263	$1,131,743
Liabilities and stockholders’ equity
Current Liabilities:
Accrued liabilities	$129,160	$80,666
Accounts payable	66,516	29,730
Contract liability	21,055	15,226
Income tax payable	3,402	9,406
Current portion of long-term debt	23,867	20,750
Short-term borrowings	—	20,000
Current portion of operating lease liability	6,693	5,936
Settlement liabilities	47,620	26,696
Total current liabilities	298,313	208,410
Long-term debt	946,816	389,498
Deferred tax liability	87,916	10,111
Contract liability - long term	41,825	34,068

Operating lease liability - long-term	9,033	10,788
Other long-term liabilities	40,984	4,120
Total liabilities	1,424,887	656,995
Redeemable non-controlling interests	36,968	—
Stockholders’ equity
Preferred stock, par value $0.01; 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01; 206,000,000 shares authorized; 65,450,799 shares issued and outstanding at December 31, 2023 (December 31, 2022 - 64,847,233)	654	648
Additional paid-in capital	36,527	—
Accumulated earnings	538,903	487,349
Accumulated other comprehensive income (loss), net of tax	18,209	(16,486)
Total EVERTEC, Inc. stockholders’ equity	594,293	471,511
Non-controlling interest	4,115	3,237
Total equity	598,408	474,748
Total liabilities and equity	$2,060,263	$1,131,743

EVERTEC, Inc.
Schedule 3: Unaudited Consolidated Statements of Cash Flows

	Years ended December 31,
(In thousands)	2023	2022
Cash flows from operating activities
Net income	$79,876	$238,869
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	93,621	78,618
Amortization of debt issue costs and accretion of discount	2,307	2,238
Operating lease amortization	6,252	6,112
Unrealized loss on change in fair value of equity securities	769	—
Loss on extinguishment of debt	1,433	1,311
Provision for expected credit losses and sundry losses	1,040	4,959
Deferred tax benefit	(16,144)	(435)
Share-based compensation	25,732	19,956
Gain on sale of a business	—	(135,642)
Loss on disposition of property and equipment and impairment of software	969	4,943
Earnings of equity method investment	(4,976)	(2,968)
Dividend received from equity method investment	3,497	2,053
Loss (gain) on foreign currency remeasurement	8,276	7,645
(Increase) decrease in assets:
Accounts receivable, net	(6,850)	(15,571)
Prepaid expenses and other assets	(16,862)	(4,636)
Other long-term assets	(5,383)	(5,202)
Increase (decrease) in liabilities:
Accrued liabilities and accounts payable	59,619	26,954
Income tax payable	(6,631)	1,281
Contract liability	8,074	(1,773)
Operating lease liabilities	(5,723)	(3,797)
Other long-term liabilities	(4,606)	(1,554)
Total adjustments	144,414	(15,508)
Net cash provided by operating activities	224,290	223,361
Cash flows from investing activities
Additions to software	(63,524)	(44,850)
Acquisition of customer relationship	—	(10,607)
Acquisitions, net of cash acquired	(417,566)	(44,369)
Property and equipment acquired	(21,452)	(27,073)
Proceeds from sales of property and equipment	24	78

Purchase of certificates of deposit	—	(7,264)
Proceeds from maturities of available-for-sale debt securities	1,048	1,015
Acquisition of available-for-sale debt securities	(962)	(254)
Investment in equity investee	(5,500)	—
Net cash used in investing activities	(507,932)	(133,324)
Cash flows from financing activities
Debt issuance costs	(10,481)	(7,355)
Proceeds from issuance of long-term debt	651,000	415,000
Net (decrease) increase in short-term borrowings	(20,000)	20,000
Repayments of short-terms borrowings for purchase of equipment and software	(7,175)	(949)
Dividends paid	(13,025)	(13,773)
Withholding taxes paid on share-based compensation	(5,956)	(5,685)
Repurchase of common stock	(36,096)	(96,596)
Repayment of long-term debt	(154,280)	(467,410)
Repayment of other financing agreement	(717)	—
Net cash provided by (used in) financing activities	403,270	(156,768)
Effect of foreign exchange rate on cash, cash equivalents and restricted cash	8,439	(3,529)
Net increase (decrease) in cash, cash equivalents and restricted cash	128,067	(70,260)
Cash, cash equivalents, restricted cash, and cash included in settlement assets at beginning of the period	215,657	285,917
Cash, cash equivalents, restricted cash, and cash included in settlement assets at end of the period	$343,724	$215,657

EVERTEC, Inc.
Schedule 4: Unaudited Segment Information

	Quarter Ended December 31, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$52,408	$65,955	$40,214	$57,772	$(21,728)	$194,621
Operating costs and expenses	29,798	65,461	27,952	43,110	6,565	172,886
Depreciation and amortization	7,000	12,233	1,212	4,236	5,260	29,941
Non-operating income (expenses)	123	(2,558)	—	137	5,280	2,982
EBITDA	29,733	10,169	13,474	19,035	(17,753)	54,658
Compensation and benefits (2)	875	1,099	949	981	3,892	7,796
Transaction, refinancing and other fees (3)	313	5,972	—	—	2,020	8,305
(Gain) loss on foreign currency remeasurement (4)	$(70)	$1,011	$—	$—	$(2)	$939
Adjusted EBITDA	$30,851	$18,251	$14,423	$20,016	$(11,843)	$71,698

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $13.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $4.3 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $4.4 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the foreign currency swap gain and the elimination of unrealized equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Quarter Ended December 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$47,803	$34,913	$40,006	$58,679	$(19,614)	$161,787
Operating costs and expenses	26,853	29,561	26,688	39,168	(1,373)	120,897
Depreciation and amortization	5,317	4,493	1,056	4,240	5,080	20,186
Non-operating income (expenses)	330	47	392	491	(1,682)	(422)
EBITDA	26,597	9,892	14,766	24,242	(14,843)	60,654
Compensation and benefits (2)	788	840	357	611	2,384	4,980
Transaction, refinancing and other fees (3)	748	145	—	—	1,842	2,735
(Gain) loss on foreign currency remeasurement (4)	(147)	934	—	—	—	787
Adjusted EBITDA	$27,986	$11,811	$15,123	$24,853	$(10,617)	$69,156

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $13.0 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $3.8 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $2.8 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2022 Credit Agreement and the elimination of unrealized equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Year Ended December 31, 2023
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$203,232	$186,503	$162,366	$226,960	$(84,352)	$694,709
Operating costs and expenses	114,817	167,047	109,254	161,763	5,668	558,549
Depreciation and amortization	25,178	25,235	4,569	17,672	20,967	93,621
Non-operating income (expenses)	713	(6,201)	308	804	(22,622)	(26,998)
EBITDA	114,306	38,490	57,989	83,673	(91,675)	202,783
Compensation and benefits (2)	2,908	3,609	3,003	3,207	16,585	29,312
Transaction, refinancing, exit activity and other fees (3)	1,163	9,676	—	—	40,761	51,600
(Gain) loss on foreign currency remeasurement (4)	(111)	8,383	—	—	4	8,276
Adjusted EBITDA	$118,266	$60,158	$60,992	$86,880	$(34,325)	$291,971

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $52.9 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $17.1 million from Latin America Payments and Solutions to both Payment Services - Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $14.3 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the foreign currency swap loss and the elimination of unrealized equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A., net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

	Year Ended December 31, 2022
(In thousands)	Payment Services - Puerto Rico & Caribbean	Latin America Payments and Solutions	Merchant Acquiring, net	Business Solutions	Corporate and Other (1)	Total

Revenues	$178,481	$128,221	$151,085	$235,299	$(74,677)	$618,409
Operating costs and expenses	103,773	106,693	94,976	156,915	(1,348)	461,009
Depreciation and amortization	20,379	14,121	4,160	17,027	22,931	78,618
Non-operating income (expenses)	1,258	(3,318)	1,372	138,033	(5,242)	132,103
EBITDA	96,345	32,331	61,641	233,444	(55,640)	368,121
Compensation and benefits (2)	3,357	3,598	1,641	2,114	9,625	20,335
Transaction, refinancing, and other fees (3)	1,078	145	325	(134,990)	13,461	(119,981)
Loss on foreign currency remeasurement (4)	80	6,533	—	—	1,032	7,645
Adjusted EBITDA	$100,860	$42,607	$63,607	$100,568	$(31,522)	$276,120

(1)Corporate and Other consists of corporate overhead, certain leveraged activities, other non-operating expenses and intersegment eliminations. Intersegment revenue eliminations predominantly reflect the $49.5 million processing fee from Payments Services - Puerto Rico & Caribbean to Merchant Acquiring, intercompany software developments and transaction processing of $14.5 million from Latin America Payments and Solutions to both Payment Services- Puerto Rico & Caribbean and Business Solutions, and transaction processing and monitoring fees of $10.7 million from Payment Services - Puerto Rico & Caribbean to Latin America Payments and Solutions.
(2)Primarily represents share-based compensation and severance payments.
(3)Primarily represents fees and expenses associated with corporate transactions as defined in the 2022 Credit Agreement, the gain from the Popular transaction and the elimination of unrealized equity earnings from our 19.99% equity investment in Consorcio de Tarjetas Dominicanas S.A, net of dividends received.
(4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.

EVERTEC, Inc.
Schedule 5: Reconciliation of GAAP to Non-GAAP Operating Results

	Quarter ended December 31,		Year ended December 31,
(Dollar amounts in thousands, except share data)	2023	2022	2023	2022
Net income	$11,807	$28,708	$79,876	$238,869
Income tax expense	931	6,072	5,477	28,983
Interest expense, net	11,979	5,688	23,809	21,651
Depreciation and amortization	29,941	20,186	93,621	78,618
EBITDA	54,658	60,654	202,783	368,121
Equity income(1)	(1,148)	(848)	(1,945)	(1,121)
Compensation and benefits (2)	7,796	4,980	29,312	20,335
Transaction, refinancing and other fees (3)	9,453	3,583	53,545	(118,860)
Loss on foreign currency remeasurement (4)	939	787	8,276	7,645
Adjusted EBITDA	71,698	69,156	291,971	276,120
Operating depreciation and amortization (5)	(14,648)	(11,262)	(52,913)	(44,418)
Cash interest expense, net (6)	(12,711)	(5,876)	(24,286)	(21,008)
Income tax expense (7)	(3,183)	(8,564)	(29,038)	(35,631)
Non-controlling interest (8)	(353)	(24)	(257)	34
Adjusted Net Income	$40,803	$43,430	$185,477	$175,097
Net income per common share (GAAP):
Diluted	$0.18	$0.44	$1.21	$3.45
Adjusted earnings per common share (Non-GAAP):
Diluted	$0.62	$0.66	$2.82	$2.53
Shares used in computing adjusted earnings per common share:
Diluted	66,273,215	65,824,242	65,814,317	69,312,717

1)Represents the elimination of non-cash equity earnings from our 19.99% equity investment in Dominican Republic, Consorcio de Tarjetas Dominicanas, S.A. (“CONTADO”), net of dividends received.
2)Primarily represents share-based compensation and severance payments.
3)Represents fees and expenses associated with corporate transactions as defined in the Credit Agreement, the gain from the Popular Transaction and the foreign currency swap.
4)Represents non-cash unrealized gains (losses) on foreign currency remeasurement for assets and liabilities denominated in non-functional currencies.
5)Represents operating depreciation and amortization expense, which excludes amounts generated as a result of merger and acquisition activity.
6)Represents interest expense, less interest income, as they appear on our consolidated statements of income and comprehensive income, adjusted to exclude non-cash amortization of the debt issue costs, premium and accretion of discount.
7)Represents income tax expense calculated on adjusted pre-tax income using the applicable GAAP tax rate, adjusted for certain discrete items.
8)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.

EVERTEC, Inc.
Schedule 6: Outlook Summary and Reconciliation to Non-GAAP Adjusted Earnings per Share

	Outlook 2024			2023
(Dollar amounts in millions, except per share data)	Low		High
Revenues	$844	to	$854	$695
Earnings per Share (EPS) (GAAP)	$1.45	to	$1.61	$1.21
Per share adjustment to reconcile GAAP EPS to Non-GAAP Adjusted EPS:
Share-based comp, non-cash equity earnings and other (1)	0.78		0.78	1.36
Merger and acquisition related depreciation and amortization (2)	0.71		0.67	0.62
Non-cash interest expense (3)	0.05		0.05	(0.01)
Tax effect of non-gaap adjustments (4)	(0.11)		(0.11)	(0.36)
Non-controlling interest (5)	(0.06)		(0.06)	—
Total adjustments	1.37		1.33	1.61
Adjusted EPS (Non-GAAP)	$2.82	to	$2.94	$2.82
Shares used in computing adjusted earnings per common share			65.5	65.8

(1)Represents share-based compensation, the elimination of non-cash equity earnings from the Company's 19.99% equity investment in CONTADO, severance and other adjustments to reconcile GAAP EPS to Non-GAAP EPS.
(2)Represents depreciation and amortization expenses amounts generated as a result of M&A activity.
(3)Represents non-cash amortization of the debt issue costs, premium and accretion of discount.
(4)Represents income tax expense on non-GAAP adjustments using the applicable GAAP tax rate (anticipated at approximately 7% to 8%).
(5)Represents the non-controlling equity interests, net of amortization for intangibles created as part of the purchase.